Exhibit 10.41

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 424b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Agreement between

The Coca-Cola Company,

Coca-Cola North America Division

and

Coca-Cola Bottling Co. Consolidated

Background

As part of their agreements to form a long-term strategic partnership, Monster Energy Corporation, through its operating subsidiary Monster Energy Company (“MEC”), and The Coca-Cola Company (“KO”) agreed that, upon the closing of the transactions contemplated by such agreements, they will enter into an Amended and Restated Distribution Coordination Agreement (the “Coordination Agreement”) that provides for expanded distribution of certain MEC products (the “MEC Products”) by licensed bottlers of KO’s products upon execution of mutually agreed distribution agreements between MEC and such licensed bottlers. The Coordination Agreement provides, among other things, that KO will facilitate the issuance of new distribution agreements by MEC to certain bottlers of KO products in bottlers’ KO territories, including by consenting to such distribution to the extent necessary. CCBCC has entered into and in the future may enter into various agreements with KO pursuant to which it would need KO’s consent to distribute various products offered by third parties.

In consideration for KO providing this consent for Coca-Cola Bottling Co. Consolidated and its bottling affiliates (collectively, “Bottler”) to enter into a distribution agreement with MEC, each of Bottler and KO agrees to the following:

Agreement Coverage

This agreement entered into this 17th day of December, 2014, by The Coca-Cola Company, acting by and through its Coca-Cola North America Division (“Company”), and Bottler (this “Agreement”), covers Bottler’s payments to Company for consent to distribute Products as the term “Products” is defined in the Distribution Agreement currently proposed between MEC and Bottler (such agreement, as it may become final and definitive, the “Distribution Agreement”). This Agreement covers that portion of Bottler’s KO territory where Bottler does not currently distribute Products under Bottler’s October 27, 2008 Monster Energy Distribution Agreement, such territory being generally depicted on Schedule 1 to this Agreement (“Additional Territory”). In the event MEC appoints Bottler as Distributor within the Additional Territory, this Agreement will govern the relationship between KO and the Bottler as to the Products sold by Bottler in this Additional Territory. Capitalized terms not defined herein shall have the definitions ascribed in the Distribution Agreement.

Effective Date

Bottler shall commence distribution of Products in the Territory as set forth in the Distribution Agreement.

Term

The term of this Agreement shall be coterminous with the Term of the Distribution Agreement (the “Payment Term”).

Bottler Payment to Company for Distribution Rights

The payment described below pertains to all Products sold in standard physical cases of 24 units per case (reduced or increased on a pro rata basis for cases containing less than 24 units or a larger number of units) (“SPC”) in the Additional Territory.

Payment: Bottler shall make the following payments to Company:

A. After receiving from Company appropriate credit for SPCs of MEC products, if any, sold by Bottler in the Additional Territory (i) prior to the time of Bottler’s appointment by MEC as Distributor in the Additional Territory (ii) to Accounts authorized by MEC in Bottler’s October 27, 2008 Monster Energy Distribution Agreement and to accounts authorized by MEC under the Monster Energy Sales Agreement letter dated June 3, 2014, Bottler shall, upon the Commencement Date, make payment in the amount of [***] per SPC for the number of SPCs sold in the Additional Territory for the twelve (12) months immediately preceding the Commencement Date of distribution of Products in the Additional Territory; and

Classified - Confidential

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

B. In addition to such payment, Bottler shall make payment to Company in the amount of [***] per SPC for Products sold in the Additional Territory during the Payment Term, to be paid on a semi-annual basis to Company. For the avoidance of doubt, this consent payment is in addition to the Facilitation Fee provided for in the Distribution Agreement.

Subsequent Agreements

Company and Bottler may subsequently enter into agreement(s) with other provisions that modify or replace the arrangements described in this Agreement, and to that extent, such subsequent agreements will govern the parties; provided, however, no subsequent agreement will modify the payment obligations under this Agreement.

Confidentiality

The terms and conditions of this Agreement are acknowledged by the parties to be strictly confidential, and the parties agree not to share the contents hereof with any party without the express written consent of the other party; provided, however, such terms and conditions may be disclosed as required by applicable law or an order by a governmental authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, that, except where prohibited by law, the recipient will give the disclosing party reasonable advance notice of such required disclosure, and will reasonably cooperate with the disclosing party, in order to allow the disclosing party an opportunity to oppose or limit the disclosure of such commercial information or otherwise secure confidential treatment of such commercial information required to be disclosed; provided, further, that if disclosure is ultimately required, the recipient will furnish only that portion of such commercial information which, based upon advice of legal counsel, the recipient is required to disclose in compliance with any such requirement.

Reservation of Rights and Waiver

Company and Bottler expressly reserve, and neither this Agreement nor the parties’ performance hereunder will waive or modify, any rights under applicable bottling or distribution agreements or any other agreement, including, without limitation, if applicable, the Comprehensive Beverage Agreement or Bottler’s Bottle Contract, as amended, except that Bottler specifically waives any provisions of any agreements between Company or Coca-Cola Refreshments USA, Inc. and Bottler, including, but not limited to, if applicable, the Comprehensive Beverage Agreement and Bottler’s Bottle Contract that provide for favorable treatment (Most Favored Nations) of Bottler as such provision may apply to this Agreement.

Execution of Agreement

Bottler shall execute this Agreement and return an executed copy to CCNA Contractual Affairs by fax: 404-598-5130 or by email: jaschang@coca-cola.com.

ACCEPTED AND AGREED TO:

The Coca-Cola company, by and through its Coca-Cola North America Division		Coca-Cola Bottling Co. Consolidated and its bottling affiliates

By:	/s/ Paul W. Wood	By:	/s/ Umesh Kasbekar
Name:	Paul W. Wood	Name:	Umesh Kasbekar
Title:	Vice President, Bottler Business Development	Title:	SVP, Planning & Administration

Classified - Confidential

[***] – THIS CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Schedule 1 – Agreement between TCCC, CCNA Division and CCBCC
CCBCC Impacted Territories Related to Potential MNST Distribution
BOTTLING CO.
CONSOLIDATED
MNST Distribution CCBCC Impact
Current CCBCC Territory with MNST
Potential SoF CCR Territories
MNST Distribution Transitioning to CCBCC

Classified - Confidential